Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193518) pertaining to the 2013 Omnibus Incentive Plan and 2013 Employee Share Purchase Plan of CHC Group Ltd. of our reports dated June 30, 2015, with respect to the consolidated financial statements of CHC Group Ltd., and the effectiveness of internal control over financial reporting of CHC Group Ltd., included in this Annual Report (Form 10-K) for the year ended April 30, 2015, filed with the Securities and Exchange Commission.

Vancouver, Canada	/s/ Ernst & Young LLP
June 30, 2015	Chartered Accountants